EXHIBIT 10.133

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

LICENSE AGREEMENT

by and between

SUMNER BURSTEIN

and

INDEVUS PHARMACEUTICALS, INC.

THIS LICENSE AGREEMENT effective as of August 22 , 2003 (“Effective Date”), by and between SUMNER BURSTEIN, an individual residing at 6 Knight Rd., Framingham, MA 01701 (“BURSTEIN”) and INDEVUS PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, MA 02421, United States (“INDEVUS”).

W I T N E S S E T H:

WHEREAS, BURSTEIN is the owner of the BURSTEIN Intellectual Property, as defined below;

WHEREAS, INDEVUS desires to obtain exclusive worldwide license rights, with a right to grant sublicenses, under the BURSTEIN Intellectual Property, and BURSTEIN desires to grant such license to INDEVUS, upon the terms and conditions set forth herein; and

WHEREAS, as of the Effective Date, BURSTEIN and ATLANTIC, as defined below, have executed the Termination Agreement, as defined below;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1	“Act” shall mean the Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2	“Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3	“ATLANTIC” shall mean Manhattan Pharmaceuticals, Inc., formerly Atlantic Technology Ventures, Inc., and Affiliates thereof, including without limitation Atlantic Pharmaceuticals, Inc.

1.4	“ATLANTIC Assignment” shall mean the Assignment and Termination Agreement entered into as of the Effective Date by and between INDEVUS and ATLANTIC.

1.5	“BURSTEIN/ATLANTIC License” shall mean the License Agreement dated as of March 28, 1994, by and between BURSTEIN and Channel Pharmaceuticals, Inc., (a/ka/ Channel Therapeutics), a wholly-owned subsidiary of ATLANTIC, as amended.

1.6	“BURSTEIN Intellectual Property” shall mean the BURSTEIN Patent Assets and BURSTEIN Know-How.

1.7	“BURSTEIN Know-How” shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which

(a)	relate to Compound or Product; and

(b)	are owned by BURSTEIN without an obligation to assign ownership to [*] (or as to which ownership is or has been relinquished or waived by [*]) under the Participation Agreement.

Subject to the foregoing limitations, such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product, including such rights which BURSTEIN may have to information developed by Third Parties and as to which BURSTEIN has the right to grant a license.

1.8	“BURSTEIN Patent Assets” shall mean the patents and patent applications which as of the Effective Date or at any time during the term of this Agreement

(a)	are owned by BURSTEIN without an obligation to assign ownership to the [*] (or as to which the ownership is or has been relinquished or waived by the [*]) under the Participation Agreement, and

(b)	relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to BURSTEIN Know-How,

including, subject to the foregoing limitations, all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and current and future patent applications,

*CONFIDENTIAL TREATMENT REQUESTED

including but not limited to, the patents and patent applications listed on Schedule 1.8 hereto and any counterparts thereof which have been or may be filed in other countries.

1.9	“Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.10	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.11	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.12	“CFR” shall mean the United States Code of Federal Regulations.

1.13	“Compound” shall mean the chemical compounds known as (3R, 4R) Delta 6-Tetrahydrocannabinol-7-oic Acids, also known as (6aR, 10aR)-Delta 8- Tetrahydrocannabinol-11-oic Acids, including the compound designated CT-3 or IP 751, as diagrammed on Schedule 1.13 hereto, and any other compounds disclosed or covered in one or more of the patents and patent applications listed on Schedule 1.8 or Schedule 1.27 hereto, and any derivative, homolog, or analog of any of the foregoing, and any isomer, salt, hydrate, solvate, amide, ester, metabolite, or prodrug of any of the foregoing.

1.14	“Consulting Agreement” shall mean the consulting agreement entered into as of the Effective Date by and between BURSTEIN and INDEVUS, a copy of which is attached hereto as Exhibit 1.14.

1.15	“Effective Date” shall mean the date first above written.

1.16	“EMEA” shall mean the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998.

1.17	“End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.18	“Europe” shall mean the United Kingdom, France, Germany, Spain and Italy.

1.19	“FDA” shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.20	“First Commercial Sale” shall mean the first sale of Product in any country by INDEVUS, its Affiliate or its Sublicensee(s), for end use or consumption, after all required Regulatory Approvals have been granted by the governing health authority of such country.

1.21	“GAAP” means generally accepted accounting principles in the United States.

1.22	“Generic Drug” shall mean any product containing Compound that (i) is an AB rated equivalent to the Product, as defined in the 21st edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services; (ii) is defined in a particular country in the Territory as a generic drug to the Compound by applicable legal texts or governing health authorities in such country, or (iii) can be substituted for Compound by a pharmacy, in each case other than a product introduced in such country by INDEVUS, its Affiliates or INDEVUS Sublicensees.

1.23	“Improvement” shall mean any and all improvements and enhancements, patentable or otherwise, related to the Compound or Product including, without limitation, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.24	“IND” shall mean an investigational new drug application and any amendments thereto relating to the use of Compound or Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans, including IND number [*].

1.25	“NDA” shall mean a new drug application as defined in the Act and applicable regulations promulgated thereunder in the United States or other submission filed with the applicable Regulatory Authority in any other regulatory jurisdiction in the Territory to obtain Regulatory Approval of a Product in such regulatory jurisdiction, and any amendments and supplements thereto.

1.26	“Net Sales” shall mean the actual gross amount invoiced by INDEVUS or its Affiliates for commercial sales of Product or Compound in the Territory, commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, the following:

(i) trade, cash and quantity discounts reasonably consistent with industry standards;

(ii) credits or allowances for damaged or spoiled Product, returns, recalls or rejections of the Product, including allowance for breakage or spoilage;

(iii) retroactive price reductions;

(iv) sales, value added, excise or other taxes, and freight, postage, shipping and insurance charges and additional transportation, custom duties, and other governmental charges;

(v) chargebacks, rebates or similar payments or credits consistent with reasonable industry standards granted to managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care

*CONFIDENTIAL TREATMENT REQUESTED

organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; and

(vi) write-offs or allowances for bad debts.

Sales or other transfers between INDEVUS and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates. Where an Affiliate is the end user, Net Sales shall be deemed to be equal to the average per-unit price charged to Third Parties for the same Compound or Product during the relevant Calendar Quarter multiplied by the number of units sold or transferred to the Affiliate during such Calendar Quarter.

1.27	“Other Patent Assets” shall mean the patents and patent applications which as of the Effective Date or at any time during the term of this Agreement

(a)	are owned by INDEVUS or an Affiliate of INDEVUS or which INDEVUS or an Affiliate of INDEVUS has or acquires rights from a Third Party, and

(b)	name BURSTEIN as an inventor, and

(c)	relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to BURSTEIN Know-How,

including, subject to the foregoing limitations, all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to the patents and patent applications listed on Schedule 1.27 hereto and any counterparts thereof which have been or may be filed in other countries, but excluding any University Patent Asset.

1.28	“Participation Agreement” shall mean the agreement between BURSTEIN and [*] dated March 13, 1997.

1.29	“Party” shall mean BURSTEIN or INDEVUS.

1.30	“Phase 2 Clinical Trial” shall mean the first clinical trial of Product conducted after the Effective Date in patients with a particular medical indication that is designed to show safety and efficacy of Product for its intended use.

1.31	“Phase 3 Clinical Trial” means a clinical trial conducted after an End of Phase 2 Meeting and conducted on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use, and to define warnings, precautions and

*CONFIDENTIAL TREATMENT REQUESTED

adverse reactions that are associated with Product in the dosage range to be prescribed, and supporting marketing authorization of such pharmaceutical product or label expansion of Product.

1.32	“Prior Arrangements” shall mean the agreements and other obligations identified on Schedule 1.32 hereof.

1.33	“Product” shall mean any product in final form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as at least one of the therapeutically active ingredients in all dosage forms and package configurations for any indication or the manufacture, use, sale, or importation of which is otherwise covered by one or more of the BURSTEIN Patent Assets, University Patent Assets or Other Patent Assets.

1.34	“Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement, and shall include, without limitation, any research and preclinical testing data, compounds in development, clinical data, manufacturing processes and techniques, manufacturing data, regulatory submissions and communications with regulatory agencies, technical specifications, development and business plans and strategies, know-how, and trade secrets.

1.35	“Regulatory Approval” means all approvals (including where applicable pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport and marketing and/or sale of Product, to the extent such approvals are required in the jurisdiction in which such Regulatory Authority has jurisdiction.

1.36	“Regulatory Authority” shall mean the FDA in the U.S., and the EMEA or any agency in the European Union and any health regulatory authority(ies) in any country(ies) in the Territory that is equivalent to the FDA and holds responsibility for granting Regulatory Approval for a Product in such country(ies), and any successor(s) thereto having substantially the same functions.

1.37	“Royalty Year” shall mean, (i) for the year in which the First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs and expiring on the last day of the Calendar Year in which the First Commercial Sale occurs and (ii) for each subsequent year, each successive Calendar Year.

1.38	“SEC” shall mean the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

1.39	“Sublicense” shall mean a sublicense granted by INDEVUS under Section 2.3 hereof, as well as any sublicense granted by the sublicensee of such Sublicense. A Sublicensee shall mean any entity to which INDEVUS grants a Sublicense, as well as any entity to which such Sublicensee grants a Sublicense.

1.40	“Sublicense Non-Royalty Payments” shall mean any payments received by INDEVUS from Sublicensees as consideration for the grant of such Sublicense, including without limitation, license fees, technology fees, milestone payments and license maintenance fees, but excluding amounts received by INDEVUS (i) as Sublicense Royalty Payments; (ii) as dollar-for-dollar reimbursement for or prepayment of INDEVUS’ research and development expenses incurred in connection with Compound or Product, as determined in accordance with GAAP; or (iii) for a Sublicensee’s purchase of securities of INDEVUS.

1.41	“Sublicense Royalty Payments” shall mean payments received by INDEVUS from Sublicensees as consideration for the grant of such sublicense that are based on net sales of Product or Compound by such Sublicensee.

1.42	“Termination Agreement” shall mean the Termination and Settlement Agreement entered into as of the Effective Date by and between BURSTEIN and ATLANTIC, a copy of which is attached hereto as Exhibit 1.42.

1.43	“Territory” shall mean all of the countries in the world.

1.44	“Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.45	“University Patent Assets” shall mean the patents and patent applications which as of the Effective Date or at any time during the term of this Agreement

(a)	are owned in whole or in part by [*] or an Affiliate of [*] (including any entity formed to commercialize or exploit inventions and patents owned by [*]);

(b)	name BURSTEIN as an inventor; and

(c)	relate to Compound, Product or any Improvement, including but not limited to methods of their development, manufacture, or use, or otherwise relate to BURSTEIN Know-How,

including, subject to the foregoing limitations, all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and current and future patent applications, and any counterparts thereof which have been or may be filed in other countries.

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1.46	“Valid Claim” means a claim of an issued and unexpired patent, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or surrendered through reissue or disclaimer.

ARTICLE II.

LICENSE; SUBLICENSES

2.1	License Grant. BURSTEIN hereby grants to INDEVUS an exclusive (even as to BURSTEIN) license under the BURSTEIN Intellectual Property, including the right to grant Sublicenses, to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product for all uses in the Territory.

2.2	Improvements by INDEVUS. All rights and title to and interest in any Improvement developed or discovered by INDEVUS in connection with the license granted under Section 2.1 above or INDEVUS’ activities hereunder shall be vested solely in INDEVUS.

2.3	Sublicenses. INDEVUS shall have the right to grant sublicenses of any of the rights granted to INDEVUS under Section 2.1 above to Affiliates or any Third Party to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound or Product in any country in the Territory; provided, however that any such Sublicense shall be consistent with the terms of this Agreement. INDEVUS shall provide BURSTEIN with a copy of any Sublicense agreements promptly upon execution.

2.4	Use of Compound; Inventions by BURSTEIN; University Patent Assets.

(a)	BURSTEIN shall notify INDEVUS promptly of any request for, or any expression of interest in using, Compound for research or any other purpose and shall refer any such requests or expressions of interest directly to INDEVUS. BURSTEIN shall promptly notify INDEVUS of any intellectual property, discovery or invention, once conceived and/or reduced to practice by BURSTEIN, in the course of conducting or performing any activity relating to Compound or Product. BURSTEIN agrees that he will not accept funding or grant support from any Third Party, other than the United States Government or [*], if such funding or support relates to Compound or Product or could result in any Third Party obtaining rights that could interfere or conflict with, or reduce the value of, the licenses granted to INDEVUS hereunder, and will use his best efforts ensure that [*] does not obtain such Third Party funding or support on his behalf.

(b)	BURSTEIN agrees (i) if requested by INDEVUS, to use his best efforts to assist INDEVUS in obtaining licenses or other rights to use any University Patent Asset; and (ii) not to negotiate or to assist in negotiations with any Third Party with respect to licensing or granting to any Third Party rights

*CONFIDENTIAL TREATMENT REQUESTED

to a University Patent Asset, unless INDEVUS has specifically advised BURSTEIN in writing of its intention not to seek a license or any other rights to such University Patent Asset.

(c)	For so long as BURSTEIN remains subject to the Participation Agreement BURSTEIN’s obligations under Sections 2.4 (a) and (b) above shall be subject to any such preexisting obligations of BURSTEIN to [*] as of the Effective Date, subject to the other provisions of this Agreement including, but not limited to Section 4.5 hereof.

ARTICLE III.

DEVELOPMENT AND COMMERCIALIZATION

3.1	Exchange of Information. Within ten (10) days after execution of this Agreement, BURSTEIN shall disclose to INDEVUS in English and in writing all BURSTEIN Intellectual Property not previously available or made available to INDEVUS in electronic format, where available, and hard copies (or, upon INDEVUS’ request, originals). Throughout the term of this Agreement, and in addition to the other communications required under this Agreement, BURSTEIN shall also promptly disclose to INDEVUS in English and in writing on an ongoing basis all BURSTEIN Intellectual Property, and any and all additions or revisions thereto.

3.2	Diligence; Development and Commercialization. INDEVUS shall use commercially reasonable efforts to develop and commercialize Product. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by INDEVUS for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The obligations set forth in this Section 3.2 are expressly conditioned upon the absence of any serious adverse conditions or event relating to the safety or efficacy of Compound or Product including the absence of any action by the FDA, the EMEA or the Ministry of Health, Labour and Welfare in Japan (or any successor agency having substantially the same functions as such respective agencies) limiting the development or commercialization of Compound or Product.

3.3	Development Plan and Reports. Attached as Exhibit 3.3 is a development plan summarizing the principal activities proposed to be undertaken by INDEVUS as of Effective Date through approximately 2004 related to the evaluation of Compound or Product and/or the conduct of any activities or studies directed toward obtaining Regulatory Approval of Product. INDEVUS shall also provide BURSTEIN with an annual written report summarizing the status of INDEVUS’s clinical development and regulatory activities with respect to Compound and Product, with the delivery to BURSTEIN of the summary of the annual report to an IND submitted by INDEVUS to the FDA in connection with the periodic reporting requirements of the IND to be in satisfaction of the foregoing requirement. INDEVUS shall also confer in person with

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BURSTEIN at least once per year regarding INDEVUS’ clinical development and regulatory activities. Any disclosures contained in such development plan or in any of the foregoing reports shall be deemed Proprietary Information and remain the intellectual property of INDEVUS.

3.4	Regulatory Matters.

(a)	INDEVUS shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain authorization to commercially develop, sell and use Product in the Territory. INDEVUS shall promptly notify BURSTEIN upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

(b)	BURSTEIN shall transfer to INDEVUS as soon as practicable after the Effective Date any IND or other regulatory filings relating to Compound or Product owned or controlled by BURSTEIN, and BURSTEIN shall allow INDEVUS to cross reference any other IND or Drug Master File relating to Compound or Product. Upon INDEVUS’ request, BURSTEIN shall consult and cooperate with INDEVUS in connection with obtaining Regulatory Approval of Product.

3.5	Trademark. INDEVUS shall select, own and maintain trademarks for Product in the Territory.

3.6	Prior Arrangements. Attached hereto as Schedule 1.32 is a list of all contracts, agreements and other arrangements (other than the BURSTEIN/ATLANTIC License) between BURSTEIN and any and all Third Parties relating to the research, development or commercialization of the Compound or Product (collectively, “Prior Arrangements”). BURSTEIN’s obligations hereunder are specifically made subject to BURSTEIN’s obligations to any applicable agencies of the United States Government pursuant to grants from such agencies and applicable law, as disclosed on Schedule 1.32, provided, however, that none of BURSTEIN’S obligations under the Prior Arrangements are inconsistent with or conflict with the rights and licenses granted to INDEVUS hereunder . INDEVUS shall not be responsible for any contractual obligations of BURSTEIN relating to Compound or Product under the Prior Arrangements.

ARTICLE IV.

CONFIDENTIALITY AND PUBLICITY

4.1	Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of five years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b)	is or becomes properly in the public domain or knowledge;

(c)	is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2	Permitted Disclosure of Proprietary Information. Notwithstanding Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)	to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement;

(b)	by INDEVUS to its agents, consultants, Affiliates, Sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations consistent with this Agreement; or

(c)	if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

4.3	Reversion of Rights. In the event Section 8.4 (b) of this Agreement becomes applicable, BURSTEIN may disclose and use Proprietary Information in accordance with the provisions of Section 4.2 above (substituting BURSTEIN for INDEVUS in Section 4.2 (b) above) to the extent reasonably necessary to exercise his reversionary rights under said Section 8.4(b).

4.4	Disclosure of Agreement. BURSTEIN shall make no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement, either directly or indirectly, except as may be required by law or legal process, without first obtaining the consent of INDEVUS and agreement upon the nature and text of such announcement or disclosure. BURSTEIN agrees and acknowledges that INDEVUS may make public disclosure of this Agreement and the terms hereof in any filings made by INDEVUS with the SEC and any other governmental or regulatory agencies or as otherwise required by law or legal process, subject to requests for confidential treatment of certain redacted information.

4.5	Publications. If BURSTEIN proposes to submit for written or oral publication any manuscript, abstract or the like relating to Compound or Product, he shall first deliver the proposed publication to INDEVUS at least sixty (60) Business Days prior to planned submission. At the request of INDEVUS, the submission of such publication may be delayed for up to thirty (30) days in addition to the said sixty Business Days, including for issues of patent protection or other matters relating to the development of Compound or Product in accordance with the terms of this Agreement. If INDEVUS requests modifications to the publication, BURSTEIN shall edit such publication as reasonably necessary to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

ARTICLE V.

PAYMENTS; ROYALTIES AND REPORTS

5.1	Up-front License Fee and License Payments.

(a)	In consideration of the rights granted by BURSTEIN hereunder, INDEVUS shall pay BURSTEIN an up-front, nonrefundable license fee of $200,000 within five (5) days after execution of this Agreement.

(b)	In further consideration of the rights granted by BURSTEIN hereunder, and subject to the terms and conditions contained in this Agreement, INDEVUS shall pay BURSTEIN the following payments, payable in the amounts and on the dates set forth below, which payments shall be creditable against any milestone payments payable in accordance with the terms of Section 5.2 below or any prepayment of such milestone payments in accordance with the terms of Section 5.3 (a) below:

at twelve month anniversary of Effective Date:	$100,000
at eighteen month anniversary of Effective Date:	$50,000
at twenty-four month anniversary of Effective Date:	$50,000
at thirty month anniversary of Effective Date:	$50,000
at thirty-six month anniversary of Effective Date:	$50,000

Except as set forth in the next two sentences, all amounts payable under this Section 5.1(b) shall be non-refundable and INDEVUS’ obligation to pay said amounts in accordance with this Section 5.1 (b) shall be absolute and unconditional and not subject to set-off. Notwithstanding the foregoing sentence, INDEVUS’ obligation to pay BURSTEIN any amounts payable in accordance with this Section 5.1 (b) shall terminate automatically in the event (i) INDEVUS has paid (or, in accordance with Section 5.3, pre-paid) milestone payments under Section 5.2 below in an amount in excess of the aggregate amount of the payments set forth in this Section 5.1 (b); or (ii) Section 8.4 (b) of this Agreement is applicable and BURSTEIN elects to exercise his Reversion Right to receive an assignment, in accordance with the provisions of such Section 8.4. In addition, in the event of a breach of this Agreement by BURSTEIN,

INDEVUS may set off against (i) the subsequent payment or payments owing under this Section 5.1(b), any expenses, losses or damages caused by such breach; or (ii) any subsequent payment or payments owing under this Section 5.1(b), if such breach would give INDEVUS the right to terminate this Agreement pursuant to Section 8.3.1 (a) hereof;

5.2	Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by BURSTEIN hereunder, INDEVUS shall pay BURSTEIN the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone (but payable the first time such milestone is achieved) for Compound or Product, as applicable:

(a)	US $[*] upon completion of a Phase 2 Clinical Trial, the results of which meet or exceed the primary clinical efficacy endpoints and safety outcome measurements outlined in the Clinical Trial protocol;

(b)	US $[*] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

(c)	US $[*] upon the commencement (first dosing of the first patient) of the second Phase 3 Clinical Trial;

(d)	US $[*] upon the FDA’s first acceptance for filing of an NDA;

(e)	US $[*] upon the first acceptance for filing of an NDA by the EMEA or in Europe;

(f)	US $[*] upon receipt of first written Regulatory Approval for marketing in the United States by the FDA;

(g)	US $[*] upon receipt of written Regulatory Approval for marketing each of the second and third indications in the United States by the FDA;

(h)	US $[*] upon receipt of written Regulatory Approval by the EMEA or in Europe, provided that in the event the approval is granted in less than all of the countries listed in the definition of “Europe”, INDEVUS shall pay an amount equal to US $ [*] multiplied by the number of countries in Europe in which such approval is granted;

(i)	US $[*] upon receipt of written Regulatory Approval by the Ministry of Health, Labour and Welfare (or any successor agency having substantially the same functions) in Japan; and

(j)	US $[*] upon the achievement of cumulative Net Sales of US $[*].

INDEVUS shall notify BURSTEIN in writing within thirty (30) days after the achievement of each milestone (ninety (90) days for milestone (j)), and such notice shall be accompanied by the appropriate milestone payment, provided, however, that the amount of any

*CONFIDENTIAL TREATMENT REQUESTED

payments made to BURSTEIN under Section 5.1 (b) shall be credited against and deducted from any amounts payable under this Section 5.2. Except as specifically set forth in this Section 5.2, the milestone payments described in this Section 5.2 shall be payable only upon the initial achievement of each milestone, and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved.

5.3	Milestone Payments and other payments in the event of a Sublicense. In the event INDEVUS enters into a Sublicense with a Third Party, then the terms of this Section 5.3 shall be applicable. For purposes of this Section 5.3, the amounts paid or payable under Section 5.2 hereof are referred to as the “Milestone Payments”. The Milestone Payments (net of any payments made under Section 5.1 (b) above) shall continue to be payable contingent upon the occurrence of the applicable milestone events specified in Section 5.2 hereof by any of INDEVUS, an INDEVUS Affiliate or by a Third-Party Sublicensee, all on the terms and conditions set forth in such Section 5.2, provided, however, that INDEVUS or its designee may prepay any or all of such Milestone Payments at any time regardless of whether or not the applicable milestone event was attained. All payments or prepayments of the Milestone Payments shall be offset by any amounts paid or payable under Section 5.1 (b) above and shall be credited against any amounts payable under Section 5.3 (a) below.

(a)	INDEVUS shall pay to BURSTEIN a percentage of Sublicense Non-Royalty Payments received from a Third Party Sublicensee, net of any payments or prepayments of the Milestone Payments, as follows:

(i) The percentage shall be [*]% of Sublicense Non-Royalty Payments if at or prior to the time the Sublicense is entered into, INDEVUS has not paid or does not prepay the Milestone Payment set forth under Section 5.2 (a) above, regardless of whether the milestone event related to such Milestone Payment was attained;

(ii) The percentage shall be [*]% of Sublicense Non-Royalty Payments if at or prior to the time the Sublicense is entered into, INDEVUS has paid or prepays the Milestone Payment set forth under Section 5.2 (a) above regardless of whether the milestone event related to such Milestone Payment was attained; and

(iii) The percentage shall be [*]% of Sublicense Non-Royalty Payments if at or prior to the time the Sublicense is entered into, INDEVUS has paid or prepays the Milestone Payments set forth under Section 5.2 (a) and 5.2 (b) above, regardless of whether the milestone events related to such Milestone Payments were attained. As an example, if the milestone event specified in Section 5.2 (a) has been attained and the Milestone Payment with respect to such milestone has been paid, but the milestone event set forth in Section 5.2(b) has not been attained, INDEVUS may prepay the Milestone Payment specified in Section 5.2(b), and the applicable percentage of Sublicense Non-Royalty Payments shall be [*]% rather than [*]%.

(b)	All amounts payable under this Section 5.3 shall be paid, together with an accounting showing the calculation of the amount owing, within ten (10) Business Days following the date on which the relevant payments are received by INDEVUS.

*CONFIDENTIAL TREATMENT REQUESTED

5.4	Royalties and Other Payments.

(a)	Royalties Payable By INDEVUS.

(i) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by BURSTEIN hereunder, INDEVUS shall pay to BURSTEIN royalties in an amount equal to [*] percent ([*]%) of Net Sales in each Royalty Year by INDEVUS or its Affiliates in each country in the Territory if the manufacture, use or sale of such Product or Compound would, absent the license granted hereunder, infringe one or more Valid Claims of the BURSTEIN Patent Assets or Other Patent Assets in such country.

(ii) Royalties on Net Sales at the rates set forth in (i) above shall accrue as of the date of First Commercial Sale of Product or Compound in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the earlier of (i) expiration of the last to expire BURSTEIN Patent Asset and Other Patent Asset in such country or (ii) the first date in a country in which a Generic Drug is available in such country. Thereafter, INDEVUS shall be relieved of any royalty payment under this Section 5.4.

(iii) The payment of royalties under this Agreement shall be subject to the following conditions:

(A) only one payment shall be due with respect to the same unit of Product or Compound; and

(B) no royalties shall accrue on the disposition of reasonable quantities of Product or Compound by INDEVUS, Affiliates or Sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or to clinical trials.

(b)	Payments in the Event of Sublicense. In the event INDEVUS enters into a Sublicense with a Third Party granting to the Sublicensee a sublicense under any or all of the rights granted to INDEVUS under Section 2.1 above in any or all of the countries in the Territory (the “Sublicensed Rights”), INDEVUS’s obligation to pay BURSTEIN royalties under Section 5.4 (a) above with respect to the Sublicensed Rights subject to the Sublicense shall terminate and, in lieu thereof, INDEVUS shall pay to BURSTEIN [*] percent ([*]%) of all Sublicense Royalty Payments received by INDEVUS from the Third Party Sublicensee with respect to the Sublicensed Rights subject to the Sublicense, subject to the provisions of Sections 5.4 (e) and (g) below. To the extent the Sublicensed Rights do not include all of the rights granted to INDEVUS under Section 2.1 above, BURSTEIN shall continue to be entitled to royalties under Section 5.4 (a) with respect to those rights retained by INDEVUS or its Affiliates and not subject to the Sublicense. Except as required under Section 5.4 (g) hereof,

*CONFIDENTIAL TREATMENT REQUESTED

no royalties shall be payable by INDEVUS with respect to net sales by a Sublicensee. Amounts payable to BURSTEIN based on Sublicense Royalty Payments shall be payable for the same term as royalties would have been payable pursuant to Section 5.4 (a) (ii) above.

(c)	Affiliate Sales. In the event that INDEVUS transfers Compound (for conversion to Product) or Product to one of its Affiliates, there shall be no royalty due at the time of transfer. Subsequent sales of Product by the Affiliate to end users such as patients, hospitals, medical institutions, health plans or funds, wholesalers (which are not Sublicensees), pharmacies or other retailers, shall be reported as Net Sales hereunder by INDEVUS.

(d)	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4(a), then the royalty rate to be paid by INDEVUS on Net Sales of the relevant Product in that country under Section 5.4 (a) shall be reduced to the rate paid by the compulsory Third Party licensee.

(e)	Third Party Licenses. If one or more licenses from a Third Party or Third Parties are obtained by INDEVUS in order to make, have made, use, sell or import Compound or Product in any particular country in the Territory, the royalties or other payments payable by INDEVUS to BURSTEIN under Section 5.4 (a) or 5.4 (b) hereof, as applicable, shall be reduced by an amount equal to the sum of, as applicable:

(i) if the Third Party is [*] (or an Affiliate of [*], including any entity formed to commercialize or exploit inventions and/or patents owned by [*] (collectively, a “University Licensor”) ) and the license relates to intellectual property or inventions discovered after the Effective Date and not disclosed on Schedule 1.32, [*] percent ([*]%) of the aggregate royalty payments payable to such University Licensor under any such license in connection with Compound or Product sold in the country or countries subject to such license;

(ii) if the Third Party is (A) a University Licensor and the license relates to intellectual property or inventions discovered prior to the Effective Date, including but not limited to those disclosed on Schedule 1.32, or (B) a licensee of any intellectual property or invention from a University Licensor, [*] percent ([*]%) of the aggregate royalty payments payable to such Third Party(ies) under any such license in connection with Compound or Product sold in the country or countries subject to such license; and

(iii) if the provisions of subsection (i) or (ii) above are not applicable, [*] percent ([*]%) of the aggregate royalty payments payable to such Third Party(ies), in connection with Compound or Product sold in the country or countries subject to such Third Party licenses (excluding to the extent applicable, any payments to ATLANTIC or any successor or Affiliate of ATLANTIC under the ATLANTIC Assignment).

*CONFIDENTIAL TREATMENT REQUESTED

(f)	Combination Product. Notwithstanding the provisions of Section 5.4(a), in the event a Product is sold as a combination product with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. If no such separate sales are made by INDEVUS or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C (excluding the fully allocated cost of the other biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other biologically active components.

(g)	Royalty Floor. The amounts payable under Section 5.4 (b) hereof with respect to Sublicensee Royalty Payments during any Calendar Quarter shall not in any event be less than the Applicable Royalty Floor, as set forth in this Section 5.4 (g), during such Calendar Quarter.

(i) The Applicable Royalty Floor shall mean [*]percent of such Sublicensee’s net sales during such Calendar Quarter (the “Base Royalty Floor”), subject to reduction in accordance with Section 5.4 (g) (iv) or (v) below;

(ii) For purposes of this Section 5.4 (g), any amounts payable to BURSTEIN by [*] in connection with a University Patent Asset on which royalties with respect to net sales are paid to [*] are referred to as the “BURSTEIN Royalties”;

(iii) For purposes of this Section 5.4 (g), the following amounts payable to Third Parties under Section 5.4 (e) above are referred to as the “Maximum 5.4 (e) Reduction”:

(A) [*]% of any amounts payable to Third Parties with respect to such net sales under clause (ii) of Section 5.4(e); plus

(B) [*]% of any amounts payable to Third Parties with respect to such net sales under clause (i) of Section 5.4 (e) and/or [*]% of any amounts payable to Third Parties with respect to such net sales under clause (iii) of Section 5.4 (e), up to an aggregate maximum of [*]% of the applicable Sublicensee’s net sales.

(iv) the Applicable Royalty Floor shall equal the Base Royalty Floor minus an amount equal to the sum of (a) the BURSTEIN Royalties; plus (b) the Maximum 5.4 (e) Reduction, subject to the provisions of Section 5.4 (g) (v) below;

(v) if Section 5.4 (h) is applicable, the Base Royalty Floor or, if applicable, the Applicable Royalty Floor calculated in accordance with Section 5.4 (g) (iv) above, shall be reduced by [*]%. For example, if no reductions to the Base Royalty Floor are applicable under Section 5.4 (g) (iv) above, but Section 5.4 (h) is applicable, the Base Royalty Floor shall be reduced to [*]% of such Sublicensee’s net sales during such Calendar Quarter. If a

*CONFIDENTIAL TREATMENT REQUESTED

Maximum 5.4 (e) Reduction of [*]% of a Sublicensee’s net sales is applicable to reduce the Applicable Royalty Floor to one percent of such Sublicensee’s net sales, and Section 5.4 (h) is applicable, the Applicable Royalty Floor shall be [*]% of such Sublicensee’s net sales during such Calendar Quarter.

(vi) INDEVUS shall pay to BURSTEIN in connection with amounts payable for any Calendar Quarter an additional amount equal to the difference, if any, between the amount payable under this Section 5.4 (g) and the amounts paid by INDEVUS under Section 5.4 (b). For purposes of this Section 5.4(g), the term “net sales” shall refer to the definition of net sales contained in the relevant Sublicense that is used in calculating the amount of royalties payable by the Sublicensee to INDEVUS or to INDEVUS’ Sublicensee. If any particular Sublicense does not provide for payments based on net sales of Product by the Sublicensee, then the term “net sales” shall refer to the definition of Net Sales contained herein, substituting the term “Sublicensees” for “INDEVUS.”

(h)	Royalty or other Payment Reduction. Subject to the provisions of Section 5.4 (a) (ii), the royalties or other payments payable by INDEVUS to BURSTEIN under Section 5.4(a), 5.4 (b) or 5.4 (g), as applicable (giving effect to any applicable reductions set forth in Section 5.4 (e)), shall be reduced by [*] if the manufacture, use, sale or importation of Product would not infringe a Valid Claim in one or more of the BURSTEIN Patent Assets.

5.5	Reports; Payment of Royalty. During the term of the Agreement for so long as royalty or other payments are due, INDEVUS shall furnish to BURSTEIN a quarterly written report for the Calendar Quarter showing the Net Sales of all Products and Compound subject to royalty payments sold by INDEVUS, its Affiliates and Sublicensees (including, if sales of Product or Compound were made by an INDEVUS Sublicensee, the Sublicense Royalty Payments received from such Sublicensee as a result of such sales) during the reporting period and the royalties or other payments payable to BURSTEIN under this Agreement. Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Royalties or other payments shown to have accrued by each royalty report, if any, shall be due and payable on the date such report is due; provided, however, that amounts payable with respect to amounts received from Sublicensees under Section 5.3 shall be paid as provided in Section 5.3(c) above. INDEVUS shall keep complete and accurate records in sufficient detail to enable the royalties or other payments hereunder to be determined.

5.6	Audits. Upon the written request of BURSTEIN and not more than once in each Calendar Year, INDEVUS shall permit an independent certified public accounting firm selected by BURSTEIN and consented to in writing by INDEVUS, which consent shall not be unreasonably withheld, to have access during normal business hours, upon ten-days notice to INDEVUS, to such of the records of INDEVUS as may be reasonably necessary to verify the accuracy of the reports under Section 5.5 hereof for any Royalty Year ending not more than twenty-four (24) months prior to the date of such request; provided, however, that such examination shall not take place more often than once a year. The accounting firm shall disclose to BURSTEIN only whether the reports are correct or incorrect and the specific details concerning any discrepancies.

*CONFIDENTIAL TREATMENT REQUESTED

5.6.1 If such accounting firm concludes that additional royalties were owed during such Royalty Year, INDEVUS shall pay the additional royalties, together with interest at the prime rate on the amount of such additional royalties, within thirty (30) days of the date BURSTEIN delivers to INDEVUS such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by INDEVUS during such period, BURSTEIN shall repay INDEVUS the amount of such overpayment, together with interest at the prime rate on the amount of such overpayment, within thirty (30) days of the date BURSTEIN delivers to INDEVUS such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by BURSTEIN; provided, however, that if an error in favor of BURSTEIN of more than the greater of (i) $[*] or (ii) [*] percent ([*]%) of the royalties due hereunder for the period being reviewed is discovered, then the reasonable fees and expenses of the accounting firm shall be paid by INDEVUS.

5.6.2 Upon the expiration of twenty-four (24) months following the end of any Royalty Year for which INDEVUS has made payment in full of all royalties payable with respect to such year, and in the absence of negligence or willful misconduct of INDEVUS or a contrary finding by an accounting firm pursuant to Section 5.6.1 above, such calculation shall be binding and conclusive upon BURSTEIN, and INDEVUS shall be released from any liability or accountability with respect to royalties for such Royalty Year.

5.6.3 BURSTEIN shall treat all financial information subject to review under this Section 5.6 in accordance with the confidentiality provisions of this Agreement.

5.7	Payment Exchange Rate. All payments to BURSTEIN under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing Net Sales shall be calculated monthly in accordance with GAAP and based on the conversion rates published in the Wall Street Journal, Eastern edition (if available).

5.8	Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, BURSTEIN shall provide INDEVUS, prior to any such payment, once each Royalty Year or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and INDEVUS shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. BURSTEIN shall provide INDEVUS with any required tax forms including but not limited to Form W-9 or Form W-8BEN at least five Business Days prior to any required payments hereunder, including the payment required under Section 5.1 (a). INDEVUS will use commercially reasonable

*CONFIDENTIAL TREATMENT REQUESTED

efforts consistent with its usual business practices and cooperate with BURSTEIN to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries

5.9	Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as INDEVUS may determine after consultation with BURSTEIN. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties or other payments that INDEVUS or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

6.1	BURSTEIN Representations and Warranties. BURSTEIN represents and warrants to INDEVUS that as of the Effective Date:

(a)	To best of BURSTEIN’s knowledge, the issued and unexpired patents included in the BURSTEIN Patent Assets are valid and enforceable over any references or prior art known to BURSTEIN or its agents, taken alone or in combination, and the pending patent applications included in the BURSTEIN Patent Assets satisfy all the statutory requirements for patentability and BURSTEIN and his agents have complied, and will continue to comply, with any duty of candor imposed on an applicant for patent before a particular national or regional patent office;

(b)	Each of this Agreement and the Consulting Agreement has been duly executed and delivered by BURSTEIN and constitutes legal, valid, and binding obligations enforceable against BURSTEIN in accordance with its respective terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

(c)	No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by BURSTEIN of this Agreement or the Consulting Agreement or the consummation by BURSTEIN of the transactions contemplated hereby or thereby;

(d)	BURSTEIN has the full power and authority to enter into and deliver this Agreement and the Consulting Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby and thereby;

(e)	BURSTEIN has not previously assigned, transferred, conveyed or otherwise encumbered his right, title and interest in the BURSTEIN Intellectual Property (except to the extent the United States retains rights thereto as disclosed on Schedule 1.32) or entered into any agreement with any Third Party which is in conflict with the rights granted to INDEVUS pursuant to this Agreement;

(f)	The BURSTEIN/ATLANTIC License has terminated and attached hereto as Exhibit 1.42 is a true and complete copy of the Termination Agreement; and BURSTEIN is not, and to the best of BURSTEIN’s knowledge, ATLANTIC is not, in default under or in breach of any terms or provisions of the Termination Agreement and such agreement is in full force and effect;

(g)	Excepting rights granted or retained by the United States Government as specifically disclosed on Schedule 1.32, BURSTEIN is the sole owner of the BURSTEIN Intellectual Property, all of which are free and clear of any liens, charges and encumbrances, no other person, corporate or other private entity, or governmental or university entity or subdivision thereof has any claim of ownership or rights with respect to the BURSTEIN Intellectual Property, whatsoever;

(h)	BURSTEIN has disclosed to INDEVUS the complete texts of all BURSTEIN Patent Assets as well as all information received by BURSTEIN concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving a BURSTEIN Patent Asset, and will continue such disclosure with respect to new events during the term of the Agreement;

(i)	To the best of BURSTEIN’s knowledge, the development, manufacture, use and sale of Compound and Products would not infringe any patent rights owned or possessed by any Third Party, except that this representation does not cover potential use of Compound or Product in a way that would infringe a Valid Claim contained in a University Patent Asset, if any.

(j)	Schedule 1.8 is a complete and accurate list of all patents and patent applications in the Territory relating to Compound or Product owned or exclusively licensed by BURSTEIN or to which BURSTEIN has the right to license;

(k)	There are no claims, judgments or settlements against or owed by BURSTEIN relating to the BURSTEIN Patent Assets or pending or, to the best of BURSTEIN’s knowledge, threatened claims or litigation against BURSTEIN relating to the BURSTEIN Patent Assets;

(l)	BURSTEIN has disclosed to INDEVUS all relevant information known by it regarding the BURSTEIN Intellectual Property reasonably related to the activities contemplated under this Agreement; and

(m)	In connection with development of Compound and Product, BURSTEIN has complied and is complying in all material respects with applicable U.S. laws and regulations including U.S. good laboratory practices in its conduct of toxicology studies on Compound and U.S. good clinical practices in its conduct of clinical studies on Compound.

6.2	INDEVUS Representations and Warranties. INDEVUS represents and warrants to BURSTEIN that as of the Effective Date:

(a)	Each of this Agreement and the Consulting Agreement has been duly executed and delivered by it and constitute legal, valid, and binding obligations enforceable against it in accordance with their respective terms;

(b)	it has full corporate power and authority to execute and deliver this Agreement and the Consulting Agreement and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the Consulting Agreement or the consummation by it of the transactions contemplated hereby or thereby; and

(d)	pursuant to the ATLANTIC/INDEVUS Assignment, the License Agreement between ATLANTIC and INDEVUS dated as of June 28, 2002 has terminated as of the Effective Date and ATLANTIC has assigned to INDEVUS ATLANTIC’s patent and know how rights relating to Compound and Product, subject to the terms and conditions of the ATLANTIC/INDEVUS Assignment.

ARTICLE VII.

PATENT MATTERS

7.1	Filing, Prosecution and Maintenance of Patent Applications or Patents. INDEVUS shall have the first right to file, prosecute and maintain the BURSTEIN Patent Assets in BURSTEIN’s name, using patent counsel selected by INDEVUS and shall be responsible for the payment of all patent prosecution and maintenance costs, subject to the next sentence. If INDEVUS elects not to file, prosecute or maintain a patent application or patent included in the BURSTEIN Patent Assets in any particular country, it shall provide BURSTEIN with written advance notice sufficient to avoid any loss or forfeiture, and BURSTEIN shall have the right, but not the obligation, at his sole expense, to file, prosecute or maintain such patent application or patent in such country in BURSTEIN’s name. Thereafter, INDEVUS’ royalty obligations related to that BURSTEIN Patent Asset in such country shall terminate and such patent or patent application in such country shall no longer be deemed a BURSTEIN Patent Asset. Upon INDEVUS’ request, BURSTEIN shall reasonably cooperate in the filing, prosecution or maintenance of any patent application or patent included in the BURSTEIN Patent Assets or the Other Patent Assets.

7.2	Patent Office and Court Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, nullify, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the BURSTEIN Patent Assets, or of the filing of an action in a court of competent jurisdiction seeking a judgment that a patent included in the BURSTEIN Patent Assets is either invalid, unenforceable or, not infringed, or some combination thereof . Each Party thereafter shall cooperate fully with the other with respect to any such patent office or court proceeding. Each Party will provide the other with any information or assistance that is reasonable. Any and all claims, damages, judgments, liabilities, costs and expenses including, without limitation reasonable litigation costs and legal fees and expenses, that may be incurred by, levied upon or are payable by INDEVUS or any of its Affiliates as a result of any such action or proceeding commenced by or against any holder or licensee of a University Patent Asset or the breach of BURSTEIN’s representations and warranties under Section 6.1 of this Agreement shall be offset against any amount payable to BURSTEIN under this Agreement, in addition to any other rights and remedies available to INDEVUS.

7.3	Enforcement and Defense.

(a)

Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the BURSTEIN Patent Assets that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, INDEVUS shall have the first right to initiate and prosecute such legal action at its own expense and in the name of BURSTEIN and INDEVUS, or to control the defense of any declaratory judgment action relating to BURSTEIN Patent Assets. INDEVUS shall promptly inform BURSTEIN if INDEVUS elects not to exercise such first right, and BURSTEIN thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of BURSTEIN and, if necessary, INDEVUS. In no event shall BURSTEIN be obligated to enforce or defend any of the BURSTEIN Patent Assets. Neither Party shall enter into any settlement or compromise of any claim relating to the BURSTEIN Patent Assets licensed hereunder without the consent of the other Party, which consent shall not be unreasonably withheld.

(b)	If INDEVUS elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.3(a), and BURSTEIN elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by BURSTEIN.

(c)	For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(d)	Any recovery obtained by INDEVUS or BURSTEIN shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii) if BURSTEIN initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by BURSTEIN; and

(iv) if INDEVUS initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by INDEVUS, except that BURSTEIN shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales of INDEVUS.

(e)

BURSTEIN shall inform INDEVUS of any certification regarding any BURSTEIN Patent Assets it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada’s Patented

Medicines (Notice of Compliance) Regulations Article 5 and shall provide INDEVUS with a copy of such certification within five (5) days of receipt. BURSTEIN’s and INDEVUS’ rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3(d) (i) through (iv); provided, however, that INDEVUS shall have the first right to initiate and prosecute, or defend, any action and shall inform BURSTEIN of such decision within fifteen (15) days of receipt of the certification, after which time, if INDEVUS has not advised BURSTEIN of its intention to initiate and prosecute, or defend, such action, BURSTEIN shall have the right to initiate and prosecute, or defend, such action.

7.4	Patent Term Extensions or Restorations and Supplemental Protection Certificates. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by INDEVUS. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, INDEVUS shall have the right to make the election and BURSTEIN shall abide by such election. BURSTEIN shall notify INDEVUS of (a) the issuance of each U.S. patent included within the BURSTEIN Patent Assets, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the BURSTEIN Patent Assets pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the “ 1984 Act”), including notices pursuant to §§ 101 and 103 of the 1984 Act from persons who have filed an abbreviated NDA (“ANDA”). Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent’s date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. BURSTEIN shall notify INDEVUS of each filing for patent term extension or restoration under the 1984 Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the BURSTEIN Patent Assets. Likewise, BURSTEIN shall inform INDEVUS of patent extensions in the rest of the world regarding Compound or Product

7.5	Agreement Not to Challenge. In consideration of INDEVUS’ payment to BURSTEIN of royalties with respect to the Other Patent Assets, BURSTEIN covenants and agrees that he will not challenge, in any court or proceeding, or assist any Third Party in challenging, INDEVUS’ ownership of and/or rights in the Other Patent Assets. BURSTEIN further covenants and agrees that he will sign such additional and further documents, and take such other actions, as may be reasonably requested by INDEVUS to create, perfect, confirm and enforce INDEVUS’ rights in the Other Patent Assets , including but not limited to providing assistance in connection with the prosecution of pending patent applications included in the Other Patent Assets.

ARTICLE VIII.

TERM AND TERMINATION

8.1	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 and 8.3 below, the term of this Agreement shall continue in effect on a country-by-country basis until the expiration of the last to expire BURSTEIN Patent Asset and Other Patent Asset in such country. Expiration of this Agreement in a particular country under this provision shall not preclude INDEVUS from continuing to develop, make, have made, use, sell, offer for sale, and import Product in such country without further remuneration to BURSTEIN.

8.2	Termination by Notice. Notwithstanding anything contained herein to the contrary, INDEVUS shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to BURSTEIN. In the event of such termination, the provisions of Section 8.4 shall be applicable.

8.3	Termination.

8.3.1 Termination for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

(a)	if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within (i) thirty (30) Business Days in case the breach is a non payment of any amount due under this Agreement and (ii) ninety (90) days for other cases of breach, in each case after notice requesting cure of the breach, provided, however, that (if the breach (other than non-payment) is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated sooner than one hundred twenty (120) days of such written notice so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

(b)	upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2 Licensee Rights Not Affected. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to

“intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that INDEVUS and BURSTEIN shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by a Party or a trustee in bankruptcy for such Party, pursuant to Section 365(n), the other Party may elect (i) to treat this Agreement as terminated by such rejection or (ii) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by such other Party, subject, however, to the continued payment of all amounts owing under Section 5.3 of this Agreement, all of which amounts shall be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code. Upon written request to the trustee in bankruptcy or bankrupt Party, the trustee or Party, as applicable, shall (i) provide to the other Party any intellectual property (including such embodiment) held by the trustee or the bankrupt Party and shall provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of the other Party to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

8.4	Effect of Expiration or Termination.

(a)

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including without limitation all accrued payment obligations arising under Section 5 hereof. In addition, INDEVUS shall continue to make all payments provided in Section 5.1(b), unless (i) BURSTEIN has breached or caused a breach of this Agreement that would give INDEVUS the right to terminate this Agreement under Section 8.3.1 (a) hereof or (ii) BURSTEIN has exercised his Reversion Right and elected to receive an assignment of Improvements in lieu of such payments, as provided in Section 8.4(b) below. Upon any termination of this Agreement pursuant to Section 8.2 or 8.3.1, the Consulting Agreement shall also terminate effective on the effective date of such termination, provided, however, that if the Consulting Agreement had previously terminated under Section 2 (a) thereof, any amounts payable under Section 4(b) of the Consulting Agreement shall continue to be payable on the terms and conditions stated therein. Subject to the payment of royalties and other amounts as provided hereunder, INDEVUS and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture; provided, however, that in the event the Agreement is terminated by INDEVUS under Section 8.2 or by BURSTEIN under Section 8.3.1, INDEVUS, its Affiliates and Sublicensees shall return to BURSTEIN any Product or Compound that has not been sold or used within six months following termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. In addition, the provisions of Articles VI shall survive the expiration or termination of this Agreement. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

(b)

Upon termination of this Agreement by INDEVUS pursuant to Section 8.2 or upon termination of this Agreement by BURSTEIN pursuant to Section 8.3.1(a) , the following shall also be applicable: (i) all licenses granted hereunder with respect to the BURSTEIN Intellectual Property shall immediately cease, and INDEVUS shall return to BURSTEIN any BURSTEIN Intellectual Property and all Product and Compound in the possession or control of INDEVUS; and (ii) BURSTEIN may elect, by giving notice in writing to INDEVUS, to either (A) negotiate with INDEVUS to obtain a license to exploit any part or all of INDEVUS’ rights in Improvements, know-how relating to the manufacture or sale of Compound or Product, the Other Patent Assets and the results of all clinical trials and all Regulatory Approvals relating to Compound or Product, (in each case that are owned and controlled by INDEVUS at the time of termination and as to which INDEVUS has the right to license or sublicense to BURSTEIN without compensation to any Third Party), on commercially reasonable terms to be negotiated in good faith between the Parties; or (B) request that INDEVUS transfer, convey and assign to BURSTEIN all rights throughout the world in all such Improvements, know-how, Other Patent Assets, results and Regulatory Approvals (in each case that are owned and controlled by INDEVUS at the time of termination and as to which INDEVUS has the right to assign to BURSTEIN without compensation to any Third Party) in exchange for BURSTEIN’s waiver and termination of his right to continue to receive the payments otherwise owing to him under Section 5.1(b) hereof following the date of termination; provided, however, that if no such payments are owing to BURSTEIN as of the date of such termination, then all such Improvements, know-how, results and Regulatory Approvals shall be transferred, conveyed and assigned to BURSTEIN upon BURSTEIN’s written request for no additional consideration; and provided, further, that if BURSTEIN elects the assignment under subsection (B), BURSTEIN shall also assume any and all Third Party payments that had been or would have been payable by INDEVUS that are related to any of the rights licensed or assigned to BURSTEIN from INDEVUS, as applicable, it being understood that if BURSTEIN elects the license under subsection (A) hereof, the issue of any such Third Party payments will be part of the license negotiations.

ARTICLE IX.

WARRANTY EXCLUSION; LIMITATION OF LIABILITY

9.1	THE WARRANTIES SET FORTH IN ARTICLE VI ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR PARTICULAR PURPOSE EVEN IF EITHER PARTY HAS BEEN ADVISED OF SUCH PURPOSE.

9.2	IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER, REGARDLESS OF WHETHER THE BASIS FOR SUCH CLAIM IS CONTRACT, TORT OR OTHERWISE, FOR LOST PROFITS, LOSS OF BUSINESS, NOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH ANY CLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

9.3	IN NO EVENT SHALL BURSTEIN BE LIABLE OR RESPONSIBLE IN CONNECTION WITH ANY CLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER THE BASIS FOR SUCH A CLAIM IS CONTRACT, TORT OR OTHERWISE, FOR ANY AMOUNT THAT EXCEEDS THE AGGREGATE AMOUNTS PAYABLE TO BURSTEIN OR HIS ASSIGNEES UNDER THIS AGREEMENT FOR THE TWO YEARS PRIOR TO THE PAYMENT OF ANY AMOUNTS ASSOCIATED WITH SUCH CLAIM.

ARTICLE X.

INDEMNIFICATION

10.1	INDEVUS shall defend, indemnify and hold harmless BURSTEIN from and against any and all loss, cost and liability, including without limitation BURSTEIN’s reasonable attorneys fees (“Losses”), arising in connection with claims made by Third Parties respecting such Third Party’s sale or use of any Product or Compound (“Claims”), including without limitation claims that Products or Compounds have caused injury to persons or have been manufactured, sold or marketed in violation of applicable law. BURSTEIN shall give INDEVUS prompt notice of any such Loss or claim, shall cooperate in its defense, and shall give INDEVUS full authority to defend and settle such claim on BURSTEIN’s behalf.

10.2	The indemnity obligation set forth in Section 10.1 above shall not apply in the case of Losses or Claims caused by or based on (i) BURSTEIN’s gross negligence or willful misconduct; (ii) any breach of this Agreement by BURSTEIN; or (iii) any violation of BURSTEIN’s representations or warranties hereunder.

ARTICLE XI.

MISCELLANEOUS

11.1	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

11.2	Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that INDEVUS may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to Compound or Product or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

11.3	Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.4	Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to INDEVUS to:

INDEVUS PHARMACEUTICALS, INC.

99 Hayden Avenue, Suite 200, Lexington, MA 02421

Attention: President

Fax No.: 781-862-3859

if to BURSTEIN to:

Sumner Burstein, Ph.D.

[*]

with a copy to:

[*]

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

11.5	Applicable Law and Dispute Resolution. The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, to the extent permitted by law, without reference to that state’s choice of law or conflicts of law rules.

(a)	The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to an executive officer of INDEVUS and such officer’s advisor(s) (“INDEVUS Representative”), who shall confer directly with BURSTEIN and BURSTEIN’s advisors and/or successor (“BURSTEIN Representative”). Such persons shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the INDEVUS Representative and BURSTEIN Representative are unable to settle the Dispute between themselves within twenty (20) Business Days, then either party may file suit to enforce its rights hereunder.

(b)	Any litigation between the parties with respect to this Agreement and all matters related hereto shall take place in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, and each party hereby irrevocably consents to the jurisdiction of such courts for this purpose, with service to be made by return-receipt-requested mail to the addresses given above, or in such other manner as is allowed under the rules of the said courts. The prevailing party in any such litigation shall be awarded, in addition to any other damages or relief available to him or it, his or its reasonable attorneys fees incurred in connection with the litigation.

*CONFIDENTIAL	TREATMENT REQUESTED

11.6	Entire Agreement. This Agreement including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

11.7	Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

11.8	Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.9	Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

11.10	Use of Name. Except as otherwise provided in this Agreement, BURSTEIN shall not use the name of INDEVUS in relation to this transaction in any public announcement, press release or other public document without the prior consent of INDEVUS.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

/s/ Sumner Burstein
SUMNER BURSTEIN

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
Name: Glenn L. Cooper, M.D.
Title: President and Chief Executive Officer

EXHIBITS AND SCHEDULES

SCHEDULE 1.8

BURSTEIN PATENT ASSETS

[*]

*CONFIDENTIAL	TREATMENT REQUESTED

SCHEDULE 1.13

DIAGRAM OF COMPOUND

[*]

*CONFIDENTIAL	TREATMENT REQUESTED

EXHIBIT 1.14

CONSULTING AGREEMENT

SCHEDULE 1.27

OTHER PATENT ASSETS

[*]

*CONFIDENTIAL	TREATMENT REQUESTED

SCHEDULE 1.32

1. At all times relevant to the BURSTEIN Patent Assets, BURSTEIN has been employed as a [*] and has been subject to the policies of [*], including without limitation its policies regarding patent and other intellectual property rights, as set forth in the Participation Agreement referred to in paragraph 2 below.

2. BURSTEIN has provided to INDEVUS a true and correct copy of a Participation Agreement and related documents between BURSTEIN and [*] dated March 13, 1997. The Participation Agreement provides certain rights to the [*], as set forth more specifically therein. [*] has waived such rights with respect to the BURSTEIN Patent Assets.

3. BURSTEIN’s research relating to Compounds and Products has been supported, and continues to be supported, by grants from agencies of the United States Government and from certain Third Parties, as shown on the Publication and Patent List attached hereto. The terms of these grants and relevant law provide or provided certain rights, including the right to patent, both to the United States Government, to [*] and/or to the Third Parties. To the best of BURSTEIN’S knowledge and belief, other than the United States government, Hebrew University (solely with respect to United States Patent Nos. [*] and [*]), Atlantic and [*], no Third Party currently has acquired any intellectual property derived from such research. INDEVUS acknowledges and agrees that BURSTEIN has informed INDEVUS that certain disclosures relating to the Publications attached hereto have been made to [*] and that BURSTEIN’s inability to disclose such disclosures and pending application to INDEVUS does not constitute a breach of BURSTEIN’s representation contained in Section 6.1 (l) of this Agreement.

4. BURSTEIN has provided to INDEVUS true and correct copies of all documents in BURSTEIN’S possession that relate to notices of inventions contained in the BURSTEIN Patent Assets given to [*] and to waivers of the rights of [*] with respect to the said Assets. BURSTEIN is aware of no actions or communications or other facts that are inconsistent with said documents.

5. BURSTEIN has provided to INDEVUS the best copies available to BURSTEIN of the following documents, all of which speak for themselves:

a. Consulting Agreement between BURSTEIN and Channel Therapeutics dated September, 1995. Although the only copy available to BURSTEIN is unsigned, BURSTEIN represents and warrants, to the best of his knowledge and belief, that this is a true and correct copy of a Consulting Agreement that was signed by him and Channel Therapeutics. BURSTEIN believes that he entered into a further Consulting Agreement with Channel Therapeutics on or about September 27, 1997, but no copy of such further agreement is available to BURSTEIN.

b. Amendment 1 to Consulting Agreement between BURSTEIN and Channel Therapeutics dated September 27, 1997.

*CONFIDENTIAL	TREATMENT REQUESTED

c. Consulting Agreement between BURSTEIN and ATLANTIC dated October 1, 1999. The said Consulting Agreement was subject to a lawsuit between BURSTEIN and ATLANTIC in which BURSTEIN alleged that ATLANTIC had failed to pay amounts when owing.

d. Consultancy Agreement between BURSTEIN and GW Pharma Limited dated October 14, 2002. BURSTEIN represents and warrants that the foregoing agreement has been terminated by the parties thereto.

BURSTEIN represents and warrants that the foregoing agreements referred to in a, b, and c above have been terminated by the parties thereto pursuant to the Termination Agreement and the agreement referred to in d above has been terminated by a letter agreement between the parties thereto, in each case on or prior to the Effective Date.

AJULEMIC ACID PUBLICATION AND PATENT LIST

Publications

S. H. Burstein, C.A. Audette, A. Breuer, W.A. Devane, S. Colodner, S.A. Doyle and R. Mechoulam. Synthetic non-psychotropic cannabinoids with potent antiinflammatory, analgesic and leukocyte anti adhesion activities. J. Med. Chem., 35:3135-3141 (1992).

Supported by NIH grant # DA-02052. Relates to ‘753 patent.

R.B. Zurier, R.G. Rossetti, J.H. Lane, J.M. Goldberg, S.A. Hunter and S.H. Burstein. Dimethylheptyl-THC-11 oic acid: a non psychoactive antiinflammatory agent with a cannabinoid template structure. Arthritis and Rheumatism, 41 : 163-170 (1998).

Supported by an ATLANTIC sponsored research award.

S.H. Burstein, E. Friderichs, B. Kögel, J. Schneider and N. Selve. Analgesic effects of 1’,1’ Dimethylheptyl-Δ8-THC 11-oic Acid (CT3) in mice. Life Sci, 63: 161-168 (1998).

Work performed by Grunenthal GMBH (no work done at U Mass Med School)

L.D.Recht ,R. Salmonsen ,R. Rossetti., T. Jang ,G. Pipia , T. Kubiatowski , P. Karim., A. H. Ross , R. Zurier, N.S. Litofsky, S. Burstein. Anti tumor Effects of Ajulemic Acid (CT3), a synthetic non-psychoactive cannabinoid Biochem. Pharmacol. 62: 755-763 (2001).

Supported by NIH grant # DA-12178. Relates to ‘288 patent.

R. B. Zurier, R.G. Rossetti, S. H. Burstein and B. Bidinger. Suppression of human monocyte Interleukin-1ß production by ajulemic acid, a non-psychoactive cannabinoid. (2003) Biochem Pharmacol. 65: 649-655.

Supported by NIH grant # DA-12178 and a sponsored research award from Sepracor, Inc.

J. Liu, H. Li, S. H. Burstein, J. D. Chen. (2003) Ajulemic Acid, a synthetic non-psychoactive cannabinoid, is an Activator for Peroxisome Proliferator-Activated Receptor g. Mol Pharmacol.63: 983-992.

Supported by NIH grant # DA-09017. Relates to “PPAR gamma patent” that is pending.

R.B. Zurier, R.G. Rossetti, L. Brown, B. Bidinger and S. Burstein. Ajulemic acid. A non psychoactive cannabinoid acid, induces apoptosis in human T lymphocytes. (accepted with minor revision).

Supported by NIH grant # DA-12178 and a sponsored research award from Sepracor, Inc.

F. M. Cowan, L. Lefkowitz, C.A. Broomfield, S.H. Burstein and W.J. Smith. Suppression of Sulfur Mustard-Increased IL-8 and TNF in Human Keratinocyte Cell Cultures by the Cannabinol Analogue Ajulemic Acid (in preparation).

Work done by the US Army Chemical Defense Institute. No work done at U Mass Med.

Natural Metabolite Use Patents

1.	S. Burstein. [*] [*]. This patent was abandoned.

2.	S. Burstein.Platelet activating factor antagonist and methods of use therefor.[*]. Grant # DA-02043.

Ajulemic acid (CT-3, IP-751) Patents

1.	S. Burstein and R. Mechoulam. [*]. [*]. Supported by Grant # DA-02043.

2.	R. Mechoulam, A. Breuer, W. Devane and S. Burstein. [*].[*].

Supported by and assigned to Hebrew Univ.

3.	R. Mechoulam, A. Breuer, W. Devane and S. Burstein. [*] thereof, processes for their preparation and pharmaceutical compositions containing them. [*]. Supported by and assigned to Hebrew Univ.

4.	S. H. Burstein. [*]. [*].

No funding. Assigned to ATLANTIC.

5.	SH Burstein, LD Recht and RB Zurier. Cannabinoid drugs. [*]. Supported by Grant # DA-12178-01A1.

*CONFIDENTIAL TREATMENT REQUESTED

PATENTS NOT RELATED TO AJULEMIC ACID

N-FATTY ACID-AMINO ACID CONJUGATES USEFUL AS ANTI-INFLAMMATORY AGENTS ( [*]).

Published Abstracts:

S. Burstein. Therapeutically useful cannabinoids. 4th World Conf.on Inflammation, Abs #49 (1991).

S. Burstein. CT3: a potent anti inflammatory agent with a cannabinoid template structure. Prost.,Leuk. and Essential Fatty Acids: 55 (Suppl) 99 (1996).

S.H. Burstein, E. Friderichs, B. Kögel, J. Schneider and N. Selve. Analgesic effects of 1’,1’ Dimethylheptyl-Δ8-THC 11-oic Acid (CT3) in mice. Proc. ICRS pg. 39 (June 1997).

SH Burstein, J Goldberg, SA Hunter, RG Rossetti, and RB Zurier. CT3: a potent antiinflammatory agent with a cannabinoid template structure. Proc. ICRS pg. 67 (June 1997)

S. Burstein, P. Karim, N.S. Litovsky, L. Recht, R. Rossetti, R. Salmomsen and R. Zurier. Studies on the anti proliferative and anti tumor effects of ajulemic acid. FASEB J. 14(8), A1514, (2000).

Sumner H. Burstein, Bonnie Bidinger, Robert K. Furse, Ronald G. Rossetti, and Robert B. Zurier. Suppression of human monocyte interleukin-1b production by ajulemic acid (CT3), a non psychoactive cannabinoid ibid.

*CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 1.42

TERMINATION AGREEMENT

EXHIBIT 3.3

DEVELOPMENT PLAN

[*]

*CONFIDENTIAL	TREATMENT REQUESTED